EXHIBIT 10.4
                                                     FORM 10-Q
                              QUARTER ENDED SEPTEMBER 30, 1995

                  SEPARATION AGREEMENT AND MUTUAL RELEASE


          This Separation Agreement and Mutual Release (the "Agreement") is made and entered into as of the Effective Date of this Agreement (as set forth in Paragraph 15 below), by and between David M. Goelzer ("Goelzer"), residing at 7307 N. Bridge Lane, Fox Point, WI 53217 and Bucyrus-Erie Company ("BEC"), a Delaware corporation, located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, on behalf of itself individually and any past and present parents and subsidiaries (collectively, the "Company").

          WHEREAS, Goelzer and BEC have been parties to an Employment and Consulting Agreement dated July 1, 1992, as amended by the amendment dated November 28, 1994 (the "Employment
Agreement");

          WHEREAS, Goelzer was employed in senior executive positions by the Company; and

          WHEREAS, Goelzer voluntarily resigns as Vice President and Secretary of BEC effective immediately upon execution of the Agreement, and resigns his employment and all other positions he may be holding, including but not limited to his position as General Counsel of BEC, effective October 1, 1995 or at such an earlier date as may be set by the interim President of BEC;

          NOW, THEREFORE, in an effort to clearly state the mutual obligations between Goelzer and the Company (the
"Parties"), for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

          1.   Termination of Prior Agreements and
Understandings. The Parties agree that any prior agreements and understandings between them, whether oral or written and of whatever nature, are hereby canceled, terminated and superseded by this Agreement and shall be of no further force or effect, including, without limitation, the Employment Agreement.

          2. Goelzer's Termination and Last Day of Employment. Effective immediately upon his execution of this Agreement, Goelzer voluntarily resigns his positions as Vice President and Secretary of the Company. In addition, unless the interim President of BEC sets an earlier date for Goelzer's resignation from employment, Goelzer hereby voluntarily resigns his employment and all other positions he may be holding, including but not limited to his position as General Counsel of BEC, effective midnight, October 1, 1995. Goelzer hereby agrees that his resignation from employment and all other positions he may be holding shall take effect immediately upon his notification by the interim President of BEC of such resignation prior to October 1, 1995.

          3.   Payments and Benefits to Goelzer.

               (a) BEC shall pay or cause to be paid to Goelzer his current base salary, less applicable withholdings and deductions, through October 1, 1995, or through such earlier date on which Goelzer voluntarily resigns his employment, including but not limited to his position as General Counsel.

               (b) BEC shall pay or cause to be paid to Goelzer the sum of $223,206.12 (two hundred twenty three thousand two hundred six U.S. dollars and twelve cents), less applicable withholdings and deductions, the net of which shall be payable in eighteen (18) equal monthly installments (the "Separation Payment"). BEC shall make this Separation Payment by mailing to Goelzer's address listed in Paragraph 16 or any other address designated in writing by Goelzer each installment via check payable to the order of "David Goelzer", on the fifteenth of each month, commencing on October 15, 1995, or the fifteenth day of the month following the month in which he ceases to be an employee of the Company, whichever is earlier, and continuing through and including March 15, 1997, but not later than 18 months after the date of the first Separation Payment. Each monthly installment shall be adjusted in accordance with the following formula:

               Sa   =  S x CPI
                              2

                        CPI
                           1

     where:    Sa   =    adjusted compensation for a given month;

               S    =    unadjusted monthly compensation as set
                         forth above;

               CPI  =    Consumers Price Index (all Items, Wage
                  2       Earners and Clerical Workers, Revised
                         ((CPI-W) (1967 = 100)) in effect for the month which is two months prior to the given month);

               CPI  =    Consumers Price Index in effect on the
                  1       date which is eight months prior to the
                         date of termination.

          (c) Commencing April 15, 1997, or 18 months after the date of the first Separation Payment, whichever is earlier, BEC shall pay or cause to be paid to Goelzer the sum of $50,000 (fifty thousand U.S. dollars), less applicable withholdings or deductions, the net of which shall be payable in twenty-four (24) equal monthly installments, which shall constitute the special payment to Goelzer (the "Special Payment"). BEC shall commence the Special Payment by mailing to the address listed in Paragraph 16 below, or to any other address designated in writing by Goelzer, each installment via check payable to the order of "David Goelzer", on the fifteenth of each month, commencing on April 15, 1997 or 18 months after the date of the first Separation Payment, whichever is earlier, and continuing through and including March 15, 1999 but not later than 24 months after the first Special Payment, whichever is earlier.

          (d) The payments provided in Paragraphs 3(b) and 3(c) shall be made without regard to whether Goelzer is able to perform services for the Company during the Consultation Period (as defined in Paragraph 4 hereof) or whether other employment is available to Goelzer or whether the Company desires consulting services from Goelzer. In the event Goelzer dies while receiving payments pursuant to Paragraphs 3(b) and 3(c), the remainder of such payments shall each be converted to a lump sum pursuant to the following formula:

          LSC =      C        +     C   +    ...            C

                                       2                    P
                  (1+I)           (1+I)                (1+I)


          LSC =     total amount of lump sum compensation

          C   =     amount of last payment prior to Goelzer's
                    death in the event of the application of this formula to the Separation Payment or $2,083.33 in the event of application of this formula to the Special Payment

          P   =     the number of months remaining until the last
                    installment of the Special Payment or the Separation Payment, as applicable, is made

                           1/12
          I   =     (1 + N)     - 1

          N   =     (A - B) X .01

          A   =     The Corporate high grade AAA Bond Index yield
                    to maturity annual percentage rate reported by Standard and Poors Corporation as of the end of the month two (2) months prior to the month in which the full-time employment of Goelzer is terminated.

          B   =     The percentage increase in the Consumers
                    Price Index (as defined in subparagraph 3(b) hereof) during the twelve (12) month period ending on the end of the month two (2) months prior to the month in which the full-time employment of Goelzer is terminated.

Payment of such lump sum shall be made at the end of the month in which Goelzer dies to his surviving spouse, and if he is deceased without leaving a surviving spouse, said payment shall be made to his estate. In the event Goelzer becomes disabled while receiving payments pursuant to Paragraph 3(b) or 3(c), he shall continue to receive such payments on the same basis as before he became disabled. If Goelzer violates in any material respect the non-competition provisions contained in subparagraph 4(a) hereof or the provisions of Paragraph 4(b), 9(a) or 11 of this Agreement, he shall have no right to any payments, and shall promptly return to the Company all amounts paid to him pursuant to this Agreement.

          (e) Through March 15, 1999, or 42 months after the date of the first Separation Payment, whichever is earlier, except for periods during which Goelzer is employed full-time by another party, Goelzer shall also be provided by BEC with such insurance benefits (including life and medical insurance and dental and vision care) as BEC generally provides for any group or class of employee of which Goelzer would have been a member had his employment continued. When Goelzer is employed full-time by another party prior to March 15, 1999, or 42 months after the date of the first Separation Payment, whichever is earlier, he shall first look to said other party for payment of all insurance benefits of the kind described in the preceding sentence which are available to employees of said other party and BEC shall provide him with such insurance only to the extent of any excess of insurance available under BEC's plan over the insurance available under said other party's plan. This provision shall be deemed to satisfy any obligation to Goelzer which BEC may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

          (f) The Consultation Period (as defined in Paragraph 4 hereof) shall be counted for purposes of determining Credited Service under the Bucyrus Salaried Employees Retirement Plan and the Company's Supplementary Retirement Benefit Plan and compensation paid to Goelzer during the Consultation Period shall be counted for the purpose of determining Goelzer's benefits pursuant to said plans to the extent that such compensation falls within the scope of compensation as defined in said plans. Also, Goelzer shall be entitled to participate in the Company's 401-K Savings Plan on the same basis as regular salaried employees with respect to such compensation.

          (g) Goelzer shall be reimbursed for all reasonable costs and expenses previously approved by the Company and incurred by Goelzer in providing services to the Company pursuant to Paragraphs 4(a) and 10(a) hereof.


          4.   Consultant Agreement.

               (a) In consideration of the Separation Payment, Special Payment and other valuable consideration in this Agreement, for two years following Goelzer's last day of employment (the "Consultation Period") Goelzer shall serve as consultant to BEC. During the Consultation Period Goelzer will supply advice from time to time on reasonable advance notice with respect to the affairs of the Company, but during the Consultation Period Goelzer may at his sole discretion serve as a part-time or full-time regular employee of any other business which does not compete with the business of the Company or its subsidiaries, and his consulting services shall not require his presence at times and places not compatible with such other employment. Goelzer shall promptly notify the Company in writing whenever he commences or terminates employment elsewhere during the Consultation Period, giving the name of the employer, the nature of its business and the title of Goelzer's position. A business which competes with the business of the Company or its subsidiaries is defined to be any business having any product or products or service or services which compete with a product or products or service or services of the Company or its subsidiaries representing collectively at least ten percent (10%) of the net revenue of the Company and its subsidiaries during the last full fiscal year of the Company. For the purpose of determining whether Goelzer is employed by a competing business, the term "business" shall be defined to include not only the entity by whom Goelzer is employed but also any direct or indirect parent or subsidiary of such entity and any other entity controlled directly or indirectly by an entity directly or indirectly controlling such entity.

               (b)  As part of this Agreement, during the
Consultation Period, Goelzer further agrees not to solicit, directly or indirectly, any of the Company's customers, nor to employ, directly or indirectly, any person employed by the Company as of the date of execution of this Agreement by Goelzer.
For purposes of this Paragraph, "indirect" solicitation or employment shall mean solicitation or employment through Goelzer's efforts by any entity with which Goelzer becomes associated.

               (c) During the Consultation Period, at Goelzer's option (to be exercised by the written request mailed to any officer of the Company or to its Director or Manager of Human Resources), the Company will provide, at its expense, outplacement services by a professional third party specialized in providing such assistance on an individual basis to key executives and employees. Reasonable initial travel expenses for consultation with the outplacement firm will be reimbursed for travel outside the greater Milwaukee area, when such travel is at the request of the outplacement firm. Services will be provided by Janotta Bray Beal & Associates, 2600 North Mayfair Road, Milwaukee, Wisconsin 53226, unless an alternative firm is agreed to by the Company and Goelzer.

          5. Purpose of Payment. The Company is providing and Goelzer is accepting the Separation Payment, the Special Payment and the other good and valuable consideration provided for in this Agreement in full and complete satisfaction of all of Goelzer's Claims (as defined in Paragraph 7 hereof) against the Company, its successors and assigns, and all of their past and present directors, officers, shareholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the "Releasees"). Goelzer acknowledges (i) that no other monies or other consideration, except as expressly set forth in this Agreement, are due and owing to him or on his behalf by the Company or any of the other Releasees; and (ii) the sufficiency of the consideration for this Agreement generally and specifically for the release of any claims up to the Effective Date of this Agreement he may have ever had, may now have or may hereafter assert against the Releasees arising under the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990.

          6. No Admissions. This Agreement does not constitute an admission by the Company or any of the Releasees of any violation of any contract or of any statutory, constitutional or common law of any federal, state or local government of the United States or of any other country or political subdivision thereof, and Goelzer and the Releasees expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence its terms.

          7.   Release by Goelzer.

               (a) In consideration of this Agreement and the monies and other good and valuable consideration provided to Goelzer pursuant to this Agreement, Goelzer hereby irrevocably and unconditionally releases, waives and forever discharges the Company and each of the other Releasees from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities (hereinafter referred to as "Goelzer's Claims") of whatever kind or character, in law or equity, suspected or unsuspected, past or present, that he has ever had or may now have, (even if later asserted) against the Releasees or any of them arising out of or related to Goelzer's employment and positions with the Company or the termination of that employment and those positions, from the beginning of time to the Effective Date hereof, including without limitation: (i) any claims arising from any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the Workers' Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Wisconsin Fair Employment Act and employment and labor laws, or the Delaware Fair Employment Practices Act and employment and labor laws, as each may have been amended from time to time, and (ii) any and all other claims arising under or in regard to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, and including, without limitation, any of Goelzer's Claims for any kind of tortious conduct (including but not limited to any defamation, business tort or intentional infliction of emotional distress), breach of contract, promissory or equitable estoppel, breach of the Company's policies, rules, regulations, handbooks or manuals, breach of express or implied covenants of good faith, wrongful termination, discharge or dismissal, and failure to pay in whole or part any compensation, bonus, incentive compensation, severance pay or benefits of any kind whatsoever, including but not limited to any rights Goelzer may have under the Employment Agreement; provided, however, that nothing herein shall be deemed a release of any entitlements Goelzer may have with respect to vested benefits under the terms of any employee pension, retirement, savings, deferred compensation or similar plan maintained by the Company for the benefit of its employees generally or any release of indemnification rights Goelzer may have in his capacity as an officer, director or employee of the Company under the Company's By-Laws or the Delaware General Corporation Law.

               (b)  Execution of this Agreement by Goelzer
operates as a complete bar and defense against any and all of Goelzer's Claims against the Company or the other Releasees. If Goelzer should hereafter raise any of Goelzer's Claims in any action, claim or proceeding against the Company or any of the Releasees, the Agreement may be raised as and shall constitute a complete bar to any such action, claim or proceeding and the Company or the Releasees shall recover from Goelzer all costs incurred including attorneys' fees. Nothing contained herein is intended to prevent Goelzer from enforcing this Agreement.

          8.   Release by the Company.

               (a) The Company agrees to forever release and discharge Goelzer from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities (hereinafter referred to as "Company Claims") of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that it has ever had, may now have, or may later assert, against Goelzer, whether or not arising out of or related to his employment and the positions he has held with the Company, from the beginning of time to the Effective Date hereof, with the exception of those claims stated in Subparagraph 8(b) below to be expressly excluded from the Company's release.

               (b) Execution of this Agreement by BEC operates as a complete bar and defense against any and all of the Company Claims against Goelzer, provided that BEC may enforce its rights under this Agreement (including without limitation BEC's rights pursuant to Paragraphs 4, 9 and 10 of this Agreement), and provided further, that expressly excluded from BEC's release and covenant not to sue are any: (i) Company Claims against Goelzer in regard to any criminal violations of law where Goelzer is convicted or pleads guilty and as to which Goelzer had no reasonable cause to believe his conduct was lawful; and
(ii) Company Claims against Goelzer in regard to any matter as to which Goelzer did not act in good faith and did not act in a manner he reasonably believed to be in or not opposed to the best interests of the Company. If the Company should hereafter make any of the Company Claims (other than any excluded from the Company's release in this Paragraph 8(b)) in any action, claim or proceeding against Goelzer, this Agreement may be raised as and shall constitute a complete bar to any such action, claim or proceeding and Goelzer shall recover from the Company all costs incurred, including attorneys' fees. Nothing contained herein is intended to prevent the Company from enforcing this Agreement.

          9.   Confidentiality.

               (a) Goelzer agrees that he will not, directly or indirectly, use or disclose, or permit or aid the disclosure, to any person, firm, entity or corporation, of any privileged, confidential or proprietary business information relating to the business, affairs, clients, plans, proposals, finances or financial condition of the Company or any of the other Releasees, except with the Company's express written consent or in direct response to any subpoena or other legal process initiated against or served upon Goelzer. In the event disclosure is sought from Goelzer in direct response to any such subpoena or other legal process, Goelzer shall give the Company reasonable notice under the circumstances in order to afford the Company an opportunity to evaluate its legal rights and take such action as may be appropriate to protect the interests of the Company. Goelzer acknowledges that he is not authorized to and shall not waive the attorney-client privilege on behalf of the Company or any of the Releasees.

               (b)  Goelzer and the Company agree that the
existence of this Agreement and its terms and conditions shall remain confidential except to the extent that such Party is advised by counsel that disclosure is required by law or regulations of any governmental authority, or, as to the Company only, in connection with the conduct of business by the Company.

               (c) As of the last day of employment, Goelzer is obligated to surrender and will acknowledge that he has surrendered all papers, contracts, drafts, data, records, plans, proposals and other information, including any copies thereof, related to the Company or any of the other Releasees in the possession of or under the control of Goelzer, including but not limited to any such items in the possession or under the control of his attorneys.

          10.  Cooperation.

               (a)  At the request by or on behalf of the
Company, and upon reasonable notice to Goelzer, Goelzer agrees to cooperate with the Company in connection with the financial affairs, legal affairs or business matters arising during Goelzer's employment about which Goelzer has knowledge or information and/or with respect to any investigation, litigation, legal proceedings or other circumstances arising in connection with such financial affairs, legal affairs and/or business matters (collectively, "Such Matters"), including providing the Company with full, complete, truthful and accurate information, to the best of his knowledge, concerning Such Matters, and/or testifying in regard to Such Matters. In requesting Goelzer's cooperation, BEC will not unreasonably interfere with Goelzer's employment elsewhere. Subject to and without limiting the provisions of Paragraph 9 hereof, this Paragraph shall not act to impede Goelzer from discussing Such Matters personally relating to Goelzer with his lawyers or from cooperating with any government investigation of the businesses of the Company to the extent required by law or from giving testimony under oath in any legal proceeding. If Goelzer discusses Such Matters with his lawyers, Goelzer shall cause his lawyers to honor the confidentiality provisions of Paragraph 9 of this Agreement.

               (b) The Company shall issue the press release and employee communication attached hereto as Exhibits A and B, respectively.

               (c)  With regard to reference requests from
prospective employers, Goelzer shall request that any prospective employers communicate directly with the then President of BEC (the "President"), in order to inquire about Goelzer's employment by BEC. Upon any inquiry from a prospective employer, Goelzer hereby consents to having the President only confirm that Goelzer was employed by BEC and shall give Goelzer's final position, dates of employment, and final salary.

          11.  No Derogatory Comments.

               (a) Goelzer represents and warrants that he shall refrain from any action that materially harms the reputation or goodwill of the Company, including its parent corporations, subsidiaries or affiliates and any of its officers, directors, employees, agents or shareholders, including, but not limited to
(1) making derogatory comments to the Company's employees, lenders, suppliers, customers, and others in the trade about the character and ability of the Company's directors, officers, executives, employees, representatives and agents, and the manner in which the Company conducts its business, and (2) divulging any information regarding the operations of the Company to any federal, state or local agency or authority unless as a result of any subpoena served on Goelzer or as otherwise required by law.

               (b) The Company represents and warrants that it shall refrain from any action that materially harms the reputation or good will of Goelzer, including but not limited to
(1) making derogatory comments to the Company's employees, lenders, suppliers, customers and others in the trade about the character and ability of Goelzer and the manner in which he conducted his business as an employee and officer of the Company, and (2) divulging any information regarding Goelzer to any federal, state or local agency or authority unless as a result of any subpoena served on the Company or as otherwise required by law.

          12. No Assignments. Each of the Parties hereto represents and warrants to each other Party hereto that he or it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim and/or the proceeds of any claim released by such Party hereunder.

          13. Remedies for Breach. In the event that either Party fails or refuses to comply with any of the provisions, terms or conditions of this Agreement, in its sole discretion the non-breaching Party may, in addition to the remedies provided in subparagraph 3(d), recover against the breaching Party damages (including reasonable attorneys' fees) accruing to the non-breaching Party as a consequence of the breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall have the right to seek injunctive relief.

          14.  Miscellaneous Provisions.

               (a) This Agreement contains the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally. Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall remain in full force and effect.

               (b) This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

               (c)  This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware. By his execution hereof, Goelzer hereby waives any right he may have to arbitration as against the Company, including but not limited to BEC and any of the other Releases, and, as to any dispute with regard to this Agreement, hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum.

               (d) This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          15. Effective Date/Revocation. Goelzer may revoke this Agreement in writing at any time during a period of seven
(7) calendar days after the execution of this Agreement by the Parties (the "Revocation Period"). This Agreement shall become effective and enforceable automatically on the date of actual receipt by the Company's special counsel, Seymour H. Chalif, Esq. of Kaye, Scholer, Fierman, Hays & Handler, of the Certificate of Non-Revocation of Separation Agreement and Mutual Release (the form of which is Exhibit C hereto) executed and dated by Goelzer at least one day after expiration of the Revocation Period (the "Effective Date").

          16. Representations. Each Party hereto represents, warrants and acknowledges that in executing this Agreement, he or it does not rely and has not relied upon any representation or statement made by any other Party or any other Party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations, warranties, assurances and statements contained in the Agreement itself.

          17. Any notices or requests under this Agreement shall be in writing, addressed as follows:

          (a)  If to Goelzer:

               D.M. Goelzer
               7307 N. Bridge Lane
               Fox Point, WI 53217
               Telephone No. (414) 351-6064
               Fax No.

               with a copy to:
               Godfrey & Kahn, SC
               780 N. Water Street
               Milwaukee, WI 53202


               Telephone No. (414) 273-3500
               Fax No. (414) 273-5198

               Attention:  Patricia Leiker, Esq.

          (b)  If to BEC:

               Bucyrus-Erie Company
               1100 Milwaukee Avenue
               South Milwaukee, WI 53172-0500
               Telephone No. (414) 768-4000
               Fax No. (414) 768-5060

               Attention:  President

               With a copy to:

               Kaye, Scholer, Fierman, Hays & Handler
               425 Park Avenue
               New York, New York  10022
               Telephone No. (212) 836-8597
               Fax No.  (212) 836-7150

               Attention:  Seymour H. Chalif, Esq.



          IN SIGNING THIS SEPARATION AGREEMENT AND MUTUAL RELEASE ("AGREEMENT"), GOELZER ACKNOWLEDGES THAT: (A) HE HAS READ AND UNDERSTANDS THIS AGREEMENT AND HE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, (B) HE HAS SIGNED THIS AGREEMENT VOLUNTARILY, ON THE ADVICE OF HIS ATTORNEY, AND UNDERSTANDS THAT IT CONTAINS A FULL AND FINAL RELEASE OF ALL CLAIMS, AS SET FORTH IN PARAGRAPH SEVEN AGAINST THE RELEASEES AS OF THE EFFECTIVE DATE OF THIS AGREEMENT, (C) HE HAS BEEN OFFERED AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THE MATTERS MEMORIALIZED IN THIS AGREEMENT, AND (D) THIS AGREEMENT IS NOT MADE IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES.

 /s/ David M. Goelzer                    July 25       , 1995
     David M. Goelzer              Date of Execution
                                        by Goelzer



By: /s/ C. Scott Bartlett, Jr.           July 25       , 1995
     Bucyrus-Erie Company          Date of Execution
     Director                           by BEC

                     EXHIBIT A



                   PRESS RELEASE


                  *      *      *



               FOR IMMEDIATE RELEASE              July 25, 1995


          The Bucyrus-Erie Company announced today that Phillip
W. Mork has resigned as its President and member of its Board of Directors, effective immediately. Frank W. Miller, a consultant to the Board of Directors of Bucyrus-Erie, has been appointed by the Board to serve as the interim President and Chief Executive Officer of Bucyrus-Erie until a successor to Mr. Mork is selected. Mr. Miller is President of Miller Associates, a Lowell, Massachusetts management consulting firm, and formerly was Vice Chairman and Chief Executive Officer of Darling International. In making the appointment, the Board of Directors concluded that Mr. Miller's management background meets the requirements of the Company during this period.

          In addition, Norbert J. Verville has resigned today as Vice President-Finance and Treasurer. The Board of Directors has appointed James D. Annand, from Miller Associates, to be interim Chief Financial Officer. Mr. Annand has served as the general manager and chief financial officer of a number of organizations, including investment, manufacturing and wholesale/retail businesses.

          David M. Goelzer has also resigned effective today as Vice President and Secretary of the Company and is expected to continue as General Counsel until October 1, 1995 when his resignation from that position will take effect.

          Bucyrus-Erie is pleased that Messrs. Mork, Verville and Goelzer have agreed to remain as consultants to the Company.

          In announcing these resignations and the appointment of Mr. Miller, the Board of Directors has assured suppliers and customers of Bucyrus-Erie of its intention to continue to service its commitments on a mutually beneficial basis in the years to come.

          For additional information, please call T.W. Sullivan at (414) 768-4000.

                                 EXHIBIT B




                          EMPLOYEE COMMUNICATION


TO:       ALL EMPLOYEES

FROM:     BOARD OF DIRECTORS OF THE BUCYRUS-ERIE COMPANY

DATE:     JULY 25, 1995

RE:       CHANGE OF LEADERSHIP

          We have announced today the resignation of Phillip W. Mork as President and member of the Board of Directors, effective immediately. Frank W. Miller, who has been serving as a consultant to the Board of Directors, will serve as interim President and Chief Executive Officer during a search which the Board has commenced for a new President and Chief Executive Officer. Mr. Miller is President of Miller Associates, a Lowell, Massachusetts management firm, and former Vice Chairman and Chief Executive Officer of Darling International. In making the appointment, the Board of Directors concluded that Mr. Miller's management background meets the requirements of the Company during this period.

          We also have announced the resignation of Norbert J. Verville as Vice President-Finance and Treasurer, effective today. The Board has appointed James D. Annand as interim Chief Financial Officer. Mr. Annand has served as the general manager and chief financial officer of a number of organizations, including investment, manufacturing and wholesale/retail businesses.

          Finally, also effective today, David M. Goelzer has resigned as Vice President and Secretary. In order to assist in the transition of leadership, Mr. Goelzer's resignation as General Counsel will be effective no later than October 1, 1995. Messrs. Mork, Verville and Goelzer will be serving as consultants to Bucyrus-Erie.

          You should know that we are taking steps today to notify each of our suppliers and customers of this change and of our sincere appreciation for their loyalty and cooperation. We are also informing our suppliers and customers that we look forward to continuing our business relationships with them during the years to come.

          The Board of Directors takes this opportunity to thank each of you for your continued dedication to Bucyrus-Erie and for your hard work. We also thank Messrs. Mork, Verville and Goelzer for their many years of dedicated service and wish them well in their future endeavors.

                                 EXHIBIT C




                    CERTIFICATE OF NON-REVOCATION OF
                 SEPARATION AGREEMENT AND MUTUAL RELEASE


     I hereby certify and represent that seven (7) calendar days have passed since the Parties have signed the Separation Agreement and Mutual Release (the "Agreement") and that I have NOT exercised my rights to revoke that Agreement pursuant to the Older Workers Benefit Protection Act of 1990. I understand that the Bucyrus-Erie Company on behalf of themselves and their subsidiaries and affiliates, in providing me with benefits under the Agreement, is relying on this Certificate, and that I can no longer revoke the Agreement.



  /s/ D M Goelzer                    August 2         , 1995
     David Goelzer                 Date of Execution
                                   by Goelzer



IMPORTANT:

          This Certificate should be signed, dated and returned to the Company's special counsel, Seymour H. Chalif, Esq. of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022, no earlier than on the eighth (8th) calendar day after the Agreement is executed by the Parties.